Exhibit 99.1

Badger Meter Reports Record Fourth Quarter
and Full Year Results

MILWAUKEE--(BUSINESS WIRE)--Badger Meter, Inc. (AMEX: BMI) today reported record sales, earnings and earnings per share from continuing operations for the fourth quarter and full year ended December 31, 2007.

Fourth Quarter Highlights

  Net sales from continuing operations were a record $57,198,000 for the fourth quarter of 2007, an 8.5% increase from sales of $52,705,000 for the fourth quarter of 2006.
  Earnings from continuing operations were a record $4,181,000 or $0.28 per diluted share for the fourth quarter of 2007, up 79.2% from earnings from continuing operations of $2,333,000 or $0.16 per diluted share for the comparable prior period. Earnings from continuing operations exclude the results of the company’s French subsidiary, which has been classified as a discontinued operation in accordance with current accounting standards.
  Net earnings were a record $2,666,000 for the fourth quarter of 2007, compared to a net loss of $213,000 in the fourth quarter of 2006.
  Diluted earnings per share were a record $0.18 for the fourth quarter of 2007, compared to a loss of $0.01 per diluted share for the same period in the prior year.

2007 Highlights

  Net sales from continuing operations were a record $234,816,000 for fiscal 2007, a 2.2% increase from sales of $229,754,000 for 2006.
  Earnings from continuing operations were a record $18,386,000 or $1.26 per diluted share for 2007, an 11.0% increase from earnings from continuing operations of $16,568,000 or $1.15 per diluted share for 2006.
  Net earnings were $16,457,000 for 2007, a 118.0% increase from earnings of $7,548,000 for 2006.
  Diluted earnings per share were $1.13 for 2007, a 117.3% increase from earnings of $0.52 per diluted share for the same period in the prior year.

Operations Review

“This was a good year and a great quarter for Badger Meter. While sales increased 2.2% for the year, they were up 8.5% for the fourth quarter. This was our third consecutive quarter of record-breaking sales, earnings and earnings per share from continuing operations,” said Richard A. Meeusen, chairman, president and chief executive officer of Badger Meter.

Meeusen said the increase in fourth quarter sales was driven by a double-digit increase in sales of the company’s ORION® proprietary mobile radio frequency automatic meter reading (AMR) system and higher sales of plastic meters. Sales of the company’s industrial products increased 14.2% for the quarter, reflecting higher sales of small precision valves, impeller meters and electromagnetic flowmeters.

Margins for both the fourth quarter and the year increased due to the impact of price increases and continued growth in sales of the company’s higher-margin AMR products.

“We began full installation of meters and ORION systems in the fourth quarter as part of the $39.8 million contract with the city of Chicago. This three-year opportunity to provide and install 162,000 ORION units on new and existing water meters highlights the strong customer acceptance we continue to see for this product,” said Meeusen.

“Another product that is being well received by customers is our GALAXY® fixed-base network advanced metering infrastructure (AMI) system. We recently released additional versions of GALAXY, including a unit specifically designed for the challenging meter-pit environment. While ORION provides digital connectivity to power line, wireless networks and municipal Wi-Fi systems, GALAXY has its own network. We believe mobile systems will continue to drive sales, however, we are starting to see a growing interest in network AMI systems. With GALAXY, we are well positioned for customers who want their own networks or a hybrid system that could utilize GALAXY for hard-to-read locations and large customers and ORION for the majority of their residential and commercial meter installations,” Meeusen said.

“In addition to new product development, we made good progress in other areas during 2007. The closing of our operation in France has been completed. Construction is continuing on our new manufacturing facility in Nogales, Mexico. The plant is scheduled for completion in the second quarter of 2008 and is expected to be in full production by the end of the year. Cash flow was strong in 2007 and our balance sheet remains solid. We also increased the quarterly cash dividend for the 15th consecutive year,” noted Meeusen.

“While a significant slowdown in the U.S. economy could affect our business in 2008, we are not seeing an impact from the current economic uncertainties. We remain confident of our strategies and long-term growth potential,” added Meeusen.

Conference Call and Webcast

Badger Meter management will host a conference call to discuss the fourth quarter and full year results on Tuesday, February 5, 2008, at 10:00 AM Central/11:00 AM Eastern time. Interested parties can listen to the call live on the Internet through the company’s Web site: www.badgermeter.com or by dialing 1-888-679-8035 and entering the passcode 99024618. Listeners should dial in to the call at least 5-10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.

Participants may pre-register for the call at www.theconferencingservice.com/prereg/key.process?key=PTE9PJ6AY. Pre-registrants will be issued a pin number to use when dialing into the live call which will provide quick access to the conference by bypassing the operator upon connection.

A telephone replay of the conference call will be available through Tuesday, February 12, by dialing 1-888-286-8010 and entering the passcode 74660153. The Webcast will be archived on the company’s Web site until its next earnings release.

About Badger Meter

Badger Meter is a leading manufacturer and marketer of products incorporating liquid flow measurement and control technologies, developed both internally and with other technology companies, as well as the leader in providing digital connectivity to AMR/AMI technologies. Its products are used to measure and control the flow of liquids in a variety of applications.

Certain statements contained in this news release, as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties that include, among other things:

  the continued shift in the Company’s business from lower cost, local read meters toward more expensive, value-added automatic meter reading (AMR) systems;
  the success or failure of newer Company products, including the Orion® radio frequency AMR system, the absolute digital encoder (ADE™) AMR system and the Galaxy® fixed network advanced metering infrastructure (AMI) system;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, local read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide AMR/AMI connectivity solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including, to some extent, housing starts in the United States and overall industrial activity;
  increases in the cost and/or availability of needed raw materials and parts, including recent increases in the cost of brass castings as a result of increases in commodity prices, particularly for copper, at the supplier level and resin as a result of increases in petroleum and natural gas prices;
  the Company’s expanded role as a prime contractor for providing complete AMR/AMI systems to governmental authorities, which brings with it added risks, including but not limited to, Company responsibility for subcontractor performance; additional costs and expenses if the Company and its subcontractors fail to meet the agreed-upon timetable with the governmental authority; and the Company’s expanded warranty and performance obligations;
  changes in foreign economic conditions, particularly currency fluctuations between the United States dollar and the euro;
  the loss of certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the use of lead (which can be used in the manufacture of certain meters incorporating brass housings) and Federal Communications Commission rules affecting the use and/or licensing of radio frequencies necessary for AMR products.

All of these factors are beyond the Company’s control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

BADGER METER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

Twelve Months Ended December 31,

	2007	2006
	(unaudited)
Net sales	$234,816,000	$229,754,000
Gross margin	$81,398,000	$76,628,000
Earnings from continuing operations before	$29,325,000	$27,489,000
income taxes
Provision for income taxes	$10,939,000	$10,921,000
Earnings from continuing operations	$18,386,000	$16,568,000
Loss from discontinued operations,	($1,929,000)	($9,020,000)
net of income taxes
Net earnings	$16,457,000	$7,548,000
Earnings (loss) per share:
Basic from continuing operations	$1.29	$1.19
Basic from discontinued operations	($0.13)	($0.65)
Total basic	$1.16	$0.54

Diluted from continuing operations	$1.26	$1.15
Diluted from discontinued operations	($0.13)	($0.63)
Total diluted	$1.13	$0.52
Shares used in computation of:
Basic	14,211,330	13,867,949
Diluted	14,616,824	14,388,854

Three Months Ended December 31,

	2007	2006
	(unaudited)
Net sales	$57,198,000	$52,705,000
Gross margin	$19,941,000	$17,123,000
Earnings from continuing operations before	$6,890,000	$4,534,000
income taxes
Provision for income taxes	$2,709,000	$2,201,000
Earnings from continuing operations	$4,181,000	$2,333,000
Loss from discontinued operations,	($1,515,000)	($2,546,000)
net of income taxes
Net earnings (loss)	$2,666,000	($213,000)
Earnings (loss) per share:
Basic from continuing operations	$0.29	$0.17
Basic from discontinued operations	($0.10)	($0.19)
Total basic	$0.19	($0.02)

Diluted from continuing operations	$0.28	$0.16
Diluted from discontinued operations	($0.10)	($0.17)
Total diluted	$0.18	($0.01)
Shares used in computation of:
Basic	14,343,408	13,975,602
Diluted	14,712,342	14,460,672

BADGER METER, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS

Assets	December 31,	December 31,
	2007	2006
	(unaudited)

Cash	$ 8,670,000	$ 3,002,000
Receivables	30,638,000	29,276,000
Inventories	34,094,000	33,290,000
Other current assets	6,532,000	6,916,000
Assets of discontinued operations	-	6,875,000
Total current assets	79,934,000	79,359,000

Net property, plant and equipment	54,578,000	44,709,000
Other long-term assets	8,831,000	8,357,000
Goodwill	6,958,000	6,958,000
Total assets	$ 150,301,000	$139,383,000

Liabilities and Shareholders' Equity

Short-term debt and current portion long-term debt	$ 13,582,000	$ 17,037,000
Payables	11,363,000	10,597,000
Accrued compensation and employee benefits	5,988,000	6,181,000
Other liabilities	10,276,000	3,575,000
Liabilities of discontinued operations	-	8,321,000
Total current liabilities	41,209,000	45,711,000

Deferred income taxes	244,000	199,000
Long-term employee benefits and other	13,750,000	15,726,000
Long-term debt	3,129,000	5,928,000
Shareholders' equity	91,969,000	71,819,000

Total liabilities and shareholders' equity	$ 150,301,000	$139,383,000

CONTACT:
Badger Meter, Inc.
Joan C. Zimmer, (414) 371-5702